FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2006

VoIP, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-28985	75-2785941
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 So. Wymore Rd., Suite 3000 Altamonte Springs, Suite 32714
(Address of principal execute offices, including zip code)

(407) 389-3232
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See Item 3.02 below.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On December 10, 2004, we issued five-year warrants to purchase a total of 2,000,000 shares of our common stock, at an exercise price of $2.75 per share, to two persons assisting us with our investor relations program. On August 24, 2006, these warrants were repriced to an exercise price of $1.00 per share. On October 18, 2006, we agreed to cancel these warrants and re-issue seven-year warrants to purchase a total of 1,000,000 common shares at exercise prices ranging from $0.40 to $0.80 per share, with cashless exercise provisions, to Ebony Finance and Propel Resources Corp. This agreement also requires the issuance of a total of 600,000 common shares to these parties. In accordance with the terms of the October 2006 agreement, on December 7, 2006, we issued seven-year warrants to purchase the following common shares: 1) 200,000 shares at $0.40 per share; 2) 200,000 shares at $0.50 per share; 3) 200,000 shares at $0.60 per share; 4) 200,000 shares at $0.70 per share; and 5) 200,000 shares at $0.80 per share.

Also on December 7, 2006, we issued seven-year warrants to purchase a total of 1,000,000 common shares (without cashless exercise provisions) to six persons who are affiliated with Mr. Ernst Imfeld and who are assisting us with our investor relations program, as follows: 1) 200,000 shares at $0.40 per share; 2) 200,000 shares at $0.50 per share; 3) 200,000 shares at $0.60 per share; 4) 200,000 shares at $0.70 per share; and 5) 200,000 shares at $0.80 per share.

The issuance of common shares underlying these agreements and warrants is subject to obtaining shareholder approval of sufficient authorized common shares.

These warrants were issued pursuant to exemption under Section 4(2) of the Securities Act of 1933.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1	Form of Stock Purchase Warrant with cashless exercise provision.
Exhibit 10.2	Form of Stock Purchase Warrant without cashless exercise provision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2006	VoIP, INC. (Registrant)

	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer